Exhibit 99.2

Published October 9, 2005 on The New York Time website

With Laser 'Ears,' an Effort to Cut Air Traffic Delays

By MATTHEW L. WALD

DENVER, Oct. 7 - As planes mosey 800 feet overhead, on their way to touchdown at Denver International Airport, there is a ghostly roar - caused by turbulence left in the engines' wakes, mostly in the form of two horizontal tornadoes, one near each wingtip.

On bad weather days, it is the fear of those tornadoes, called wake vortexes, that determine how close the next airplane can follow, and that, in turn, determines how many airplanes can land on a runway in an hour.

But in a windblown wheat field two miles north of the runway end, something new is listening to that roar. These are giant laser "ears" that can pinpoint the airplanes' wake and watch it sink, blow sideways in the crosswind or decay like skywriting.

Finding the location of the invisible tornado could be crucial to reducing air traffic delays. On good days, planes can follow each other at a distance of three miles or a little less, while taking care to stay upwind of the plane ahead, to avoid the wake turbulence.

But when pilots cannot see one another and predict the vortex location, controllers are supposed to direct them to stay three to six miles apart, depending on plane type. Planes are most vulnerable to the vortexes as they are landing because that is when they are flying most slowly, and slow planes have poor control if a vortex starts to roll them over.

Planes also generate the strongest vortex when they are slow because they tend to be flying with the nose pitched up, said William Cotton, president of the company performing the test here, Flight Safety Technologies of Mystic, Conn. Mr. Cotton was formerly the chief technical pilot with United Airlines.

Vortexes are not an issue at airports with low traffic counts, but are especially serious at busy airports with a mix of traffic. "The problem is getting worse, fundamentally because of regional jets," said Wayne H. Bryant, a researcher at the National Aeronautics and Space Administration and a leader of the experiment here. With the arrival of Airbus's giant A380 double-decker plane, it could get worse yet.

A number of planes have crashed because of wake turbulence over the years. In 1972, a DC-9 crashed at Greater Southwest Airport in Fort Worth because of wake turbulence left by a larger DC-10 that had been two miles in front.

Flight Safety, after seven years of testing, hopes to have a system in place by next year that could tell controllers when the wake vortex is not a factor, increasing the capacity of some runways by 20 percent. Federal Aviation Administration rules require controllers to consider parallel runways that are fewer than 2,500 feet apart - like those at Philadelphia, Cleveland and San Francisco - as a single runway because a vortex could drift from one to the other. That makes it impossible to conduct closely spaced landings on parallel runways. A system that definitively located the vortexes could solve that problem.

If the system cuts bad-weather delays as predicted, some experts say, it could save tens of millions of dollars a year at a single busy airport.

"It has a tremendous potential in San Francisco, and in places like O'Hare," said Rocky Stone, an air traffic technology expert at United Airlines, who attended a briefing here Friday on the technology.

The general outline sounds like science fiction, using beams of light to locate waves of sound, but years of data collection have demonstrated an ability to "see" the invisible vortices and watch them drift out of the flight path of following planes. There are numerous practical problems, like the fact that the platforms that hold the lasers have to be completely vibration-free, and that the system may not tolerate stray noises from outside. The system measures the changes in density produced by sound waves from the vortexes. The lasers travel more slowly through disturbed air, although at the distances these lasers travel, several hundred feet at most, the timing differences are extremely small.

To determine where the sound is coming from, the system uses eight lasers in a row. The sound reaches each one at a different moment, and by timing the interval, a computer can determine the direction the sound came from. A second row of eight lasers on the other side of the runway also gives a direction. The source of the sound - the vortex - is where those two lines meet in space.

Technicians have installed the lasers on towers in four different arrays, angled slightly, so they focus on a spot about six-tenths of a mile from the towers, and about 1,000 feet in the air. This remote sensing, if it works, holds the promise of being able to put the equipment on low structures on the airport grounds, and sense conditions far distant.

Not everyone is convinced that the concept is practical, or that even if it is, that the approach by Flight Safety is the right one. The federal investment, about $15 million since the late 1990's, so far, was not the choice of the Federal Aviation Administration or the NASA; it was ordered directly by Congress. And there are competing ways to locate the vortexes.

George Donohue, a professor at George Mason University in Virginia and a former associate administrator of the F.A.A. for research and acquisitions, said that other sensing systems might be more effective.

Testing a Plane's Wake

A new system can detect wake turbulens, a vortex of air that forms behind a plane's wings. The system works by measuring noise coming from the plan and from the turbulence.

As an aircraft enters the detection range, the noise disrupts a series of laser beams. The system will have a record of how much disruption a plane's noise should normally cause.

As the plan moves out of the range, any additional disreuption can be attributed to wake turbulens, so the system can determine the location and the amount of turbulence based on the impact of the sound.

WAKE
TURBULENCE
AIRCRAFT
NOISE
VORTEX
NOISE
DETECTION
RANGE
REFLECTORS
LASER
BEAMS
TRANSMITTER/
RECEIVERS